Exhibit 99.1

Contact:	Paula Taylor
Corporate Services
(972) 420-8221

HORIZON HEALTH ANNOUNCES SALE

OF PROCARE ONE NURSES, LLC

LEWISVILLE, Texas (August 29, 2005) — Horizon Health Corporation (NASDAQ/NM:HORC) today announced that it has sold its membership interests in ProCare One Nurses, LLC, its wholly owned temporary nurse staffing subsidiary, to CareerStaff Unlimited, Inc. The transaction consisted of a sale of all the membership interests in ProCare for total consideration of $8.3 million, consisting of $4.2 million in cash and $4.1 million in two promissory notes.

Ken Newman, Chairman and Chief Executive Officer of Horizon, stated, “The sale of ProCare One Nurses, LLC is consistent with the Company’s strategic goal of focusing on its core competencies. We believe this transaction will benefit the Company over the long term and allow the Company to better devote management resources to the continued development of its core businesses.”

In connection with the transaction, the Company estimates it will incur total after tax costs in the range of $2.8 million to $3.1 million, inclusive of transaction costs and a loss on the sale.

Horizon Health Corporation is a leading contract manager of clinical services for acute care hospitals and employers and an owner of behavioral health care facilities.

The statements contained herein based on future expectations rather than on historical facts are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those in any such forward-looking statements include, but are not limited to, the ability to consummate additional acquisitions, the ability to integrate the existing operations of the hospital on a cost-effective basis, adverse changes in reimbursement to psychiatric hospitals by federal and state health care programs and other third-party payors and various other risks as outlined in Horizon’s Securities and Exchange Commission filings. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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